Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Income eREIT V, LLC of our report dated April 9, 2020, relating to the financial statements of Fundrise Income eREIT V, LLC as of December 31, 2019 and for the period from April 3, 2019 (inception) through December 31, 2019.

/s/ RSM US LLP

McLean, Virginia

April 9, 2020